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                                     EXHIBIT 10.7

                                   PROMISSORY NOTE

                                                         Minneapolis, Minnesota
$750,000                                                      December 23, 1996

    FOR VALUE RECEIVED, IntraNet Solutions, Inc., a Minnesota corporation (the "Maker"), hereby unconditionally promises to pay to CIRCLE F VENTURES, LLC, an Arizona limited liability company, or its successors and assigns (the "Payee"), at Minneapolis, Minnesota or at such other place or places as may be designated by Payee from time to time, the sum of Seven Hundred Fifty Thousand Dollars ($750,000) (the "Principal Sum").

    The Principal Sum plus interest thereon from the date hereof at a fixed rate of nine percent (9%) per annum shall be due and payable on December 31, 1997 by Maker to Payee in any coin or currency of the United States of America which, at the time of payment, is legal tender for the payment of public and private debts.

    All payments on account of this Note, when paid, shall be applied first to the payment of all interest then due on the unpaid balance of this Note and the balance, if any, shall be applied to reduction of the unpaid balance of the Principal Sum. This Note may be prepaid in full or in part at any time without premium.

    Maker agrees to pay on demand the costs of collection, including, without limitation, reasonable attorneys' fees incurred by Payee in collecting or attempting to collect any amount under this Note after the failure of Maker to make any payment required to be made under this Note within ten (10) days after written notice from Payee to Maker that such payment is due or to enforce its rights under this Note. All such costs of collection shall bear interest, payable on demand, from the date of payment thereof by Payee until paid in full by Maker at the rate applicable to the principal amount of this Note.

    Maker waives presentment, protest and demand, notice of protest, notice of dishonor and non-payment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of Maker.

    The payment of this Note is secured under the terms of a Security Agreement of even date herewith, including any Event of Default specified therein, and is subject to a Subordination Agreement in favor of Diversified Business Credit, Inc.

    In the event Maker does not make when due any payment of the Principal Sum or interest required to be made hereunder, Maker will pay, on demand, interest on the amount of any overdue payment of the Principal Sum and interest for the period following the due date, at a fixed rate of fifteen percent (15%).

    The terms, conditions and provisions of this Note shall be construed and enforced according to the laws of the State of Minnesota.

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    IN WITNESS WHEREOF, the duly authorized officer of Maker has caused this
Note to be executed on the date first above written.

                                  INTRANET SOLUTIONS, INC.



                                  By: /s/ Robert F. Olson
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                                  Its: Chief Executive Officer
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